Exhibit F

AMENDMENT NO. 2 AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This AMENDMENT NO. 2 AND ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of 19 March 2014 (this “Agreement”), is by and among:

1)                                     WSP OCTG GROUP Ltd. (WSP石油钢管集团有限公司), an exempted company with limited liability incorporated under the laws of the Cayman Islands (“WSP OCTG”);

2)                                     JM OCTG GROUP Ltd. (JM石油钢管集团有限公司), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of WSP OCTG (“JM OCTG”);

3)                                     H.D.S. Investments LLC, a limited liability company incorporated in the State of Washington and the sole shareholder of WSP OCTG (“HDS”) (together with WSP OCTG and JM OCTG, the “Assignors”);

4)                                     Wuxi Heavy Industries, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“New Parent”);

5)                                     WHI Acquisitions, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of New Parent (“New Merger Sub”);

6)                                     General Transactions, Inc., an exempted company incorporated under the laws of the British Virgin Islands (“New Sponsor”) (together with New Parent and New Merger Sub, the “Assignees”); and

7)                                     WSP Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger, dated as of 21 February 2013, as amended on 15 August 2013, pursuant to an Amendment to the Agreement and Plan of Merger (the “Amendment No. 1”), by and among the Company, WSP OCTG and JM OCTG (as amended, the “Merger Agreement”).

RECITALS

WHEREAS, pursuant to the Merger Agreement, the Company, WSP OCTG and JM OCTG have agreed to the terms of the merger of JM OCTG with and into the Company (the “Merger”);

WHEREAS, to induce the Company to enter into the Merger Agreement, HDS entered into a limited guarantee, dated as of 21 February 2013 (the “Guarantee”), in favor of the Company, pursuant to which HDS guaranteed to the Company the due and punctual observance, performance and/or discharge of payment as and when due of certain obligations of WSP OCTG and JM OCTG under the Merger Agreement;

WHEREAS, in connection with the Merger Agreement, HDS entered into an equity commitment letter dated as of 21 February 2013 (the “Equity Commitment Letter”) in favor of WSP OCTG, with the Company as a third party beneficiary;

WHEREAS, (i) WSP OCTG and JM OCTG desire to assign representations, warranties, rights, benefits, liabilities and obligations arising under the Merger Agreement and the Equity Commitment Letter to New Parent and New Merger Sub, and in each case New Parent and New Merger Sub desire to assume and pay, discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations; (ii) HDS desires to assign representations, warranties, rights, benefits, liabilities and obligations arising under the Guarantee and the Equity Commitment Letter to New Sponsor, and in each case New Sponsor desires to assume and pay, discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations (the “Assignment and Assumption”); and (iii) the Company desires to consent to the Assignment and Assumption;

WHEREAS, in connection with the Assignment and Assumption, the parties hereto desire to make certain amendments to the Merger Agreement and the Guarantee (the “Amendment”);

WHEREAS, pursuant to Section 9.4 of the Merger Agreement, the Merger Agreement may be amended by the parties thereto by execution of an instrument in writing signed on behalf of each of WSP OCTG, JM OCTG and the Company, with any such amendment by the Company having been approved by the Special Committee;

WHEREAS, pursuant to Section 5 of the Guarantee, HDS may assign or delegate its rights, interests or obligations under the Guarantee to another person with the prior written consent of the Company;

WHEREAS, the Special Committee has reviewed this Agreement and determined that the Amendment and the Assignment and Assumption contemplated by this Agreement are advisable to, and in the best interests of, the Company and its unaffiliated securityholders;

WHEREAS, the Special Committee, having been authorized by the Board to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated and become effective without further action by the Board, has approved this Agreement, including the Amendment and the Assignment and Assumption contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, WSP OCTG and JM OCTG have assigned all of their respective rights and obligations under each of the Voting Agreements to New Parent and New Merger Sub, respectively, and New Parent and New Merger Sub have assumed all of said rights and obligations, respectively (the “Voting Agreement Assignment”); and

WHEREAS, concurrently with the execution of this Agreement, WSP OCTG and JM OCTG have assigned all of their respective rights and obligations under the Rollover Agreement to New Parent and New Merger Sub, respectively, and New Parent and New Merger Sub have assumed all of said rights and obligations, respectively (the “Rollover Agreement Assignment”) (together with this Agreement and the Voting Agreement Assignment, the “Assignment Documents”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the parties hereto agree to the Amendment and the Assignment and Assumption as set forth below.

SECTION 1
THE AMENDMENT

1.1          Clause (xii) of the definition of “Company Material Adverse Effect” in the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“(xii)       any matters set forth in the Company Disclosure Letter; and”

1.2          The definition of “Guarantor” in the Merger Agreement is hereby amended to mean “General Transactions, Inc., an exempted company incorporated under the laws of the British Virgin Islands”.

1.3          The definition of “Parent Termination Fee” in the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

““Parent Termination Fee” shall mean an amount equal to $1,000,000.”

1.4          The following definitions are hereby added to Section 1.1 of the Merger Agreement.

“Bangkok Bank” means Bangkok Bank Public Company Limited.

“Bangkok Bank Loan Agreement” means that certain loan agreement, dated 26 January 2011 and amended on 19 October 2012, between WSP Pipe and Bangkok Bank.

“First Space” means First Space Holdings Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of the Company.

“WSP Pipe” means WSP Pipe Company Limited, a company incorporated in Thailand and a wholly-owned subsidiary of First Space.

“WSP Pipe Recapitalization” means a recapitalization of WSP Pipe as a result of which the equity/debt ratio of WSP Pipe becomes compliant with the requirement of the Bangkok Bank Loan Agreement, which recapitalization can be effected by way of an increase in the registered capital of WSP Pipe, a waiver of certain loans owed to the Company and/or First Space by WSP Pipe, and/or a conversion of the debt under such loans into registered capital of WSP Pipe.

1.5          Clause (viii) of the definition of “Permitted Liens” in the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“(viii)      Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 20-F for the fiscal year ended 31 December 2012;”.

1.6          Section 3.7(a) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“(a)         The authorized share capital of the Company consists of 500,000,000 Company Shares. As of the close of business in New York City on 19 March 2014 (the “Capitalization Date”): (i) 204,375,226 Company Shares were issued and outstanding; and (ii) no Company Shares were held by the Company as treasury shares. All outstanding Company Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any Company Shares other than pursuant to the exercise of Company Options.”

1.7          The first sentence of Section 3.9 of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“Since December 31, 2009, the Company has filed all material forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to 19 March 2014 (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”)”.

1.8          Section 3.13(a)(ii) and (iii) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“(ii) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all Taxes required to be paid through March 31, 2013, and (iii) have not incurred any liability for Taxes since March 31, 2013 other than in the ordinary course of business consistent with past practice”.

1.9          “Section 4.9 of the Merger Agreement is hereby amended and replaced in its entirety with a new sentence that shall read:

“Capitalization of Merger Sub.  The authorized share capital of Merger Sub consists of 50,000 shares, par value $1.00 per share, one of which is validly issued and outstanding. Parent owns 100% of the issued and outstanding share capital of Merger Sub.”

1.10        The first sentence of Section 4.10(a) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“On 19 March 2014, H.D.S. Investments LLC assigned to the Guarantor, and the Guarantor assumed, an executed equity commitment letter dated 21 February 2013 pursuant to which the Guarantor has committed to provide, subject to the terms and conditions set forth therein, the cash amounts set forth therein to Parent to fully finance the Merger and the other transactions contemplated by this Agreement (the “Equity Financing”).”

1.11        Section 4.10(d) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“Except for the transactions contemplated by this Agreement, the Rollover Agreement or otherwise disclosed in writing prior to 19 March 2014 to the Company, neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to or otherwise bound by any Contracts, or has any formal or informal arrangements or other understandings (whether or not binding, written or oral), with any Person (including any shareholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning any investments to be made in or contributions to be made to Parent or Merger Sub in connection with the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Equity Commitment Letter. Except for the transactions contemplated by this Agreement, the Rollover Agreement or otherwise disclosed in writing prior to 19 March 2014 to the Company, neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to or otherwise bound by any Contracts, or has any formal or informal arrangements or other understandings (whether or not binding, written or oral), with any Person (including any shareholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning the ownership and operation of Parent, Merger Sub, the Surviving Corporation or any of its Subsidiaries at any time from and after the Effective Time.”

1.12        Section 4.11 of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“Shareholder and Management Arrangements.  Except for the transactions contemplated by this Agreement, the Rollover Agreement or otherwise disclosed in writing prior to 19 March 2014 to the Company, neither Parent or Merger Sub, or any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any shareholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time. Parent and Merger Sub have delivered to the Company complete and correct copies of any such Contract.”

1.13        Section 4.12 of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“Solvency.  Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud any present or future creditors. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate Per Share Merger Consideration, Per ADS Merger Consideration and Option Consideration pursuant hereto, and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed the value of all liabilities of the Surviving Corporation and such Subsidiaries.”

1.14        Section 4.13 of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Merger Sub, their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives or advisors, or any other Person.”

1.15        Section 4.15 of the Merger Agreement is hereby deleted in its entirety.

1.16        Section 5.1(b)(ix) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, tangible assets or tangible properties of the Company or any of its Subsidiaries (other than the sale of inventory in the ordinary course of business);”

1.17        Section 6.1(c) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“Prior to the Effective Time, the Company shall purchase a six-year “tail” prepaid policy on the D&O Insurance. Following the Effective Time, the Surviving Corporation will not, and Parent shall cause the Surviving Corporation not to, terminate the six-year “tail” pre-paid policy.”

1.18        Section 6.1(f) of the Merger Agreement is hereby deleted in its entirety.

1.19        Section 6.4 of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“Except for the transactions contemplated by this Agreement or the Rollover Agreement or to the extent expressly authorized by the Company Board (acting through  the  Special  Committee  or  any  other  authorized  committee  thereof)  in advance, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, or make or  enter into any formal or informal arrangement or understanding (whether or not binding, written or oral), with any Person relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.”

1.20        The last sentence of Section 7.6 of the Merger Agreement is hereby amended and replaced in its entirety with a new sentence that shall read:

“Neither Parent nor Merger Sub shall have any right to (a) terminate this Agreement under Section 9.1, (b) claim that the condition to the obligations of Parent and Merger Sub set forth in Section 8.2(a) below has failed to be satisfied, or (c) claim any damage or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in Article III to the extent Parent or any officer or director of Parent has knowledge of such breach or inaccuracy.”

1.21        The Outside Date is hereby extended until 31 May 2014 by amending Section 1 of the Amendment No. 1 (and, accordingly, Section 9.1(b) of the Merger Agreement) to replace the date “31 December 2013” with “31 May 2014.”

1.22        Section 7.7 of the Merger Agreement is hereby amended and replaced in its entirety by a sentence that shall read:

“Parent, Merger Sub and the Company hereby acknowledge that General Transactions, Inc., Longhua Piao and the Company have previously executed a Confidentiality

Agreement, made as of 5 December 2013 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.”

1.23        Section 8.2(b) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

“Performance of Obligations of the Company. The Company shall have performed in all material respects the material obligations that are to be performed by it under this Agreement at or prior to the Effective Time.  In furtherance of, and in no way limiting the foregoing, the Company shall have completed the WSP Pipe Recapitalization.”

1.24        Section 10.2(a) of the Merger Agreement is hereby amended and replaced in its entirety to read:

“if to Parent or Merger Sub to:

Unit A2202, Jianwai SOHO

39 East 3rd Ring Road

Chaoyang District

Beijing 100022, P.R. China

Attention: Sergey Borovskiy

Facsimile No.: +86 10 5869 5611

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, NY 10018

United States

Attention: Clyde E. Rankin, III (clyde.rankin@bakermckenzie.com)

Facsimile No.: +1 212 310 1639”

1.25        Section 10.11 of the Merger Agreement is hereby amended to replace the reference therein to “Company Disclosure Schedule” with a reference to “Company Disclosure Letter”.

1.26        Exhibit A of the Merger Agreement is hereby amended and replaced in its entirety with the form attached hereto as Exhibit A.

1.27        Attached hereto as Exhibit B is a true and correct copy of the Company Disclosure Letter, updated as of the date hereof.

1.28        Section 1 of the Guarantee is hereby amended to replace the proviso to the first sentence with the following text:

“; provided, that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed US$1,000,000 (the “Cap”)”.

1.29        Section 6 of the Guarantee is hereby amended and replaced in its entirety to read:

“All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery,

(b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day), as follows:

if to the Guarantor:

Unit A2202, Jianwai SOHO

39 East 3rd Ring Road

Chaoyang District

Beijing 100022, P.R. China

Attention: Sergey Borovskiy

Facsimile No.: +86 10 5869 5611

with a copy to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, NY 10018

United States

Attention: Clyde E. Rankin, III (clyde.rankin@bakermckenzie.com)

Facsimile No.: +1 212 310 1639”

SECTION 2
THE ASSIGNMENT AND ASSUMPTION

2.1          Assignment and Assumption of the Merger Agreement.

(a)                                 WSP OCTG hereby assigns to New Parent all of its representations, warranties, rights, benefits, liabilities and obligations arising under the Merger Agreement, and New Parent hereby assumes and undertakes to pay, discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.

(b)                                 JM OCTG hereby assigns to New Merger Sub all of its representations, warranties, rights, benefits, liabilities and obligations arising under the Merger Agreement, and New Merger Sub hereby assumes and undertakes to pay, discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.

(c)                                  The Company hereby consents to the assignment described in clauses (a) and (b) above in accordance with Section 10.3 of the Merger Agreement.

2.2          Assignment and Assumption of the Guarantee.

(a)                                 HDS hereby assigns all of its representations, warranties, rights, benefits, liabilities and obligations arising under the Guarantee to New Sponsor, and New Sponsor hereby assumes and undertakes to pay, discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.

(d)                                 The Company hereby consents to the assignment described in clause (a) above in accordance with Section 5 of the Guarantee.

2.3          Assignment and Assumption of the Equity Commitment Letter.

(a)                                 WSP OCTG hereby assigns to New Parent all of its representations, warranties, rights, benefits, liabilities and obligations arising under the Equity Commitment Letter, and New Parent hereby assumes and undertakes to pay, discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.

(b)                                 JM OCTG hereby assigns to New Merger Sub all of its representations, warranties, rights, benefits, liabilities and obligations arising under the Equity Commitment Letter, and New Merger Sub hereby assumes and undertakes to pay, discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.

(c)                                  HDS hereby assigns to New Sponsor all of its representations, warranties, rights, benefits, liabilities and obligations arising under the Equity Commitment Letter, and New Sponsor hereby assumes and undertakes to pay, discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.

(d)                                 The Company, as a third party beneficiary to the Equity Commitment Letter, hereby consents to the assignment described in clauses (a), (b) and (c).

2.4          Representations of Assignors.  Each of the Assignors hereby represents and warrants:

(a)                                 to the Company and each of the Assignees, that each Assignor has the requisite power and authority to execute and deliver this Agreement and each Assignment Document to which such Assignor is a party and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. Each of this Agreement, the Merger Agreement, as amended by this Agreement, the Voting Agreements, the Rollover Agreement, the Equity Commitment Letter, the Guarantee, the Voting Agreement Assignment and the Rollover Agreement Assignment (together, the “Transaction Documents”) has been duly authorized, executed and delivered by each Assignor party thereto, and this Agreement and each other Assignment Document constitutes the legal, valid and binding obligation of each Assignor party thereto, enforceable against such Assignor in accordance with its terms except as may be limited by any bankruptcy, insolvency, fraudulent conveyance or other similar laws; and

(b)                                 to the Company, that other than as set forth in this Agreement and the other Transaction Documents, there is no other agreement, arrangement or understanding, whether monetary or otherwise, between the Assignors or any of their Affiliates, on the one hand, and any of the Assignees or their Affiliates, on the other hand, in relation to the Assignment and Assumption or the transactions contemplated by the Merger Agreement.

2.5          Representations of Assignees.  Each of the Assignees hereby represents and warrants:

(a)                                 to the Company and each of the Assignors, that each Assignee has the requisite power and authority to execute and deliver this Agreement and each Assignment Document to which such Assignee is a party and to consummate the transactions contemplated hereby and in each other Transaction Document to which such Assignee is a party in accordance with the terms hereof and thereof. This Agreement and each of the other Assignment Documents has been duly executed and delivered by each Assignee party thereto, and each of the Transaction Documents has been duly authorized by each of the Assignees party thereto and the Assignment and Assumption, the Voting Agreement Assignment and the Rollover Agreement Assignment, as the case may be, constitutes the legal, valid and binding obligation of each such Assignee, enforceable against such Assignee in accordance with its terms except as may be limited by any bankruptcy, insolvency, fraudulent conveyance or other similar laws; and

(b)                                 to the Company, that other than as set forth in this Agreement and the other Transaction Documents to which such Assignee is a party, there is no other agreement, arrangement or understanding, whether monetary or otherwise, between the Assignees or any of their Affiliates, on the one hand, and any of the Assignors or their Affiliates, on the other hand, in relation to the Assignment and Assumption or the transactions contemplated by the Merger Agreement.

2.6          Consent of the Company.  Subject to the accuracy and correctness of each of the representations and warranties of each of the parties to this Agreement (other than the Company), the performance by the Assignors of their covenants contained in this Agreement and the consummation of the Assignment and Assumption, the Company hereby releases each of the Assignors from all duties, liabilities and obligations under the Merger Agreement, the Guarantee and the Equity Commitment Letter, including without limitation, any payment and performance obligations.

SECTION 3

FURTHER ASSURANCE

3.1          The Assignors and the Assignees hereby undertake to take all such further actions, and do such further things, as may be necessary to cause the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Agreement, to be consummated and become effective.

SECTION 4
MISCELLANEOUS

4.1          Confirmation of the Merger Agreement.  Except as expressly amended and otherwise set forth herein, the Merger Agreement is ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect and enforceable against them in accordance with its terms. Each reference in the Merger Agreement to “this Agreement” shall mean the Merger Agreement as amended by this Agreement, and as it may hereafter be further amended, restated, supplemented or otherwise modified.  Each reference in the Merger Agreement to “Parent” shall mean “New Parent” and each reference in the Merger Agreement to “Merger Sub” shall mean “New Merger Sub” (including, for the avoidance of doubt, each of the references to “Parent” or “Merger Sub” added to the Merger Agreement pursuant to the Amendment).

4.2          Governing Law.  This Agreement and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

4.3          Consent to Jurisdiction.  In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, and shall be conducted in the matter as provided under Section 10.9 of the Merger Agreement. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions hereunder shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

4.4          Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.5          Entire Agreement.  This Agreement and all other documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

4.6          Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assign. This Agreement may not be amended or waived except with the prior written consent of the parties hereto.

4.7          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

 [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

WSP OCTG GROUP LTD. (WSP石油钢管集团有限公司)

By:	/s/ Jubao Xie

Name:	Jubao Xie

Title:	Director

[Signature page to Amendment No. 2 and Assignment and Assumption Agreement]

JM OCTG GROUP LTD. (JM 石油钢管集团有限公司)

By:	/s/ Jubao Xie

Name:	Jubao Xie

Title:	Director

[Signature page to Amendment No. 2 and Assignment and Assumption Agreement]

H.D.S. INVESTMENTS LLC

By:	/s/ Jubao Xie

Name:	Jubao Xie

Title:	Director

[Signature page to Amendment No. 2 and Assignment and Assumption Agreement]

WUXI HEAVY INDUSTRIES, LTD.

By:	/s/ Sergey Borovskiy

Name:	Sergey Borovskiy

Title:	Director

[Signature page to Amendment No. 2 and Assignment and Assumption Agreement]

WHI ACQUISITIONS, LTD.

By:	/s/ Sergey Borovskiy

Name:	Sergey Borovskiy

Title:	Director

[Signature page to Amendment No. 2 and Assignment and Assumption Agreement]

GENERAL TRANSACTIONS, INC.

By:	/s/ Sergey Borovskiy

Name:	Sergey Borovskiy

Title:	Director

[Signature page to Amendment No. 2 and Assignment and Assumption Agreement]

WSP HOLDINGS LIMITED

By:	/s/ Dennis D. Zhu

Name:	Dennis D. Zhu

Title:	Chairman, Special Committee

[Signature page to Amendment No. 2 and Assignment and Assumption Agreement]

Exhibit A

Plan of Merger

THIS PLAN OF MERGER is made on                  2014.

BETWEEN

(1)                                 WHI Acquisitions, Ltd., an exempted company incorporated under the laws of the Cayman Islands on 16 January 2014, with its registered office situated at Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman KY1-1112, Cayman Islands (“Merger Sub”); and

(2)                                 WSP Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 16 November 2006, with its registered office situated at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KYI-1111, Cayman Islands (the “Company” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)                                 Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated 21 February 2013 made by and among WSP OCTG GROUP Ltd. (WSP石油钢管集团有限公司) (“WSP OCTG”), JM OCTG GROUP Ltd. (JM 石油钢管集团有限公司) (“JM OCTG”) and the Company, as amended on 15 August 2013, and as further amended and assigned on 19 March 2014 by WSP OCTG to Wuxi Heavy Industries, Ltd. (“Parent”) and by JM OCTG to Merger Sub, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”).

(b)                                 This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)                                  Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.                                      The Constituent Companies to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING CORPORATION

2.                                      The name of the Surviving Corporation shall be WSP Holdings Limited.

REGISTERED OFFICE

3.                                      The Surviving Corporation shall have its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KYI-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.                                      Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share, of which one share has been issued, fully paid and outstanding.

5.                                      Immediately prior to the Effective Time (as defined below) the authorized share capital of the Company was US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value per share, of which 204,375,226 ordinary shares have been issued, fully paid and outstanding.

6.                                      The authorized share capital of the Surviving Corporation shall be US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share.

7.                                      At the Effective Time (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)                                 Each ordinary share, par value US$0.0001 per share, of the Company other than (i) any Dissenting Shares (as defined in the Agreement); and (ii) any Excluded Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)                                 Excluded Shares (other than any Dissenting Shares) shall be cancelled for no consideration.

(c)                                  Dissenting Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law unless any holders of Dissenting Shares fail to exercise or withdraw their rights to dissent from the Merger under section 238 of the Companies Law in which event they shall receive the Per Share Merger Consideration.

(d)                                 Each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Corporation.

8.                                      At the Effective Time, the ordinary shares of the Surviving Corporation shall:

(a)                                 be entitled to one vote per share;

(b)                                 be entitled to such dividends as the board of directors of the Surviving Corporation may from time to time declare;

(c)                                  in the event of a winding-up or dissolution of the Surviving Corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)                                 generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.                                      The Merger shall take effect at [•] 2014 (the “Effective Time”).

PROPERTY

10.                               At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.                               The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.                               There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13.                               The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS

[•]	[•]

[•]	[•]

[•]	[•]

SECURED CREDITORS

14.                               (a)                                 Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)                                 The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.                               This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.                               This Plan of Merger has been approved by the board of directors of each of the Surviving Corporation and Merger Sub pursuant to section 233(3) of the Companies Law.

17.                               This Plan of Merger has been authorised by the shareholders of each of the Surviving Corporation and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.                               This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.                               This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of WHI Acquisitions, Ltd.:

[•]
[•]

For and on behalf of WSP Holdings Limited:

Dennis D. Zhu
Chairman, Special Committee

Exhibit B

Company Disclosure Letter